FRP HOLDINGS, INC./NEWS

Contact:    John D. Milton, Jr.
            Chief Financial Officer                               904/858-9100

------------------------------------------------------------------------------

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FIRST QUARTER
OF 2017.

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; May 2, 2017 -

Please note the Company recently changed its fiscal year from September 30 to December 31, and as a result, this past quarter, and every quarter ended March 31 will now be the first quarter of our fiscal year.


First Quarter Consolidated Results of Operations.

Net income for the first quarter of 2017 was $1,443,000 or $.14 per share versus $1,820,000 or $.18 per share in the same period last year. The decrease in income compared to the same period last year is a result of a $771,000 increase in equity in loss of joint ventures, primarily as a result of expenses and depreciation during the lease up of Phase I (Dock 79) of RiverFront. Total revenues were $9,322,000, down 3%, versus the same period last year. Consolidated total operating profit was down 3%.

First Quarter Segment Operating Results.

Asset Management Segment:
------------------------

Total revenues in this segment were $7,285,000, down $289,000 or 3.8%, over the same period last year. The decrease in revenue is due to lower snow removal reimbursements as a result of a milder 2017 winter. Given its nature as a reimbursement, snow removal is largely a pass through expense, and expenses were down a like amount. Net Operating Income in this segment for the first quarter was $5,689,000, compared to $5,442,000 in the same period last year, an increase of 4.5%. The increase was mainly due to the acquisition of the Gilroy Road building in Hunt Valley, MD in July 2016, and the lease up of previously vacant space at 7010 Dorsey Road in Hillside Business Park in August 2016 and 2201 Lakeside in November and December
2016. We ended the first quarter with total occupied square feet of 3,525,234 versus 3,348,112 at the end of the same period last year, an increase of 5.3% or 177,122 square feet. Our overall occupancy rate was 90.8%.

Depreciation and amortization expense increased primarily because of the aforementioned Gilroy building purchase and the completion of a 79,550 square foot warehouse at Hollander Business Park in April 2016. Corporate expense increased due to stock option modification expense of $191,000 and increased internal and external audit expense incurred as a result of the conversion from the previous fiscal year (ending September 30) to one that follows the calendar year.

Mining Royalty Lands Segment:
----------------------------

Total revenues in this segment were $1,762,000, a decrease of 0.9%, versus $1,778,000 in the same period last year. This is largely due to $112,000 decrease in royalties at our Lake Sand location, the consequence of Vulcan having fully depleted our proven reserves there. Further capital expenditures would be required by our tenant to change their mining plan and realize more than three million tons of probable reserves at Lake Sand, which we do not anticipate any time soon. Total operating profit in this segment was $1,559,000, a decrease of $15,000 versus $1,574,000 in the same period last year.

Land Development and Construction Segment:
-----------------------------------------

The Land Development and Construction segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/ office buildings, and (ii) developing our non-income producing properties into income production.
With respect to ongoing projects:

  * Our new spec building at Patriot Business Center was placed in service in April 2017 and is 49.9% occupied and 83.0% leased
  * In February, the D.C. Zoning Commission voted 5-0 in favor of the Planned Unit Development (PUD) of Phase II of our RiverFront on the Anacostia project. After formal publishing of the record and a 35 day appeal period we anticipate formal approval in the second quarter of this calendar year
  * We are fully engaged in the formal process of seeking PUD entitlements for our 118 acre tract in Hampstead, Md
  * We completed construction of the bulkhead at our 664E property on the Anacostia ahead of schedule and under budget.

Finally, it has been eight months since we placed Dock 79 and its 305 residential units "in service." As of April 23, the residential units were 71% occupied and 79% leased, while retail units remain 80.0% leased with just one space remaining. The project is currently above pro forma in effective rents and leasing absorption with residential stabilization expected in the third quarter of 2017. However, because of operating losses and depreciation during the lease up of Phase I (Dock 79) of RiverFront on the Anacostia this quarter, equity in loss of joint ventures was $771,000 (including a loss of $9,000 in the Brooksville Joint Venture).

Potential REIT Conversion

Whether through strategic acquisitions, organic growth, joint ventures, or putting our non-income producing land to work, our constant aim is to create and grow shareholder value. To that end, we have for some time explored the possibility of converting this company into a Real Estate Investment Trust
(REIT), with the idea that this may be a more efficient structure given the nature of our business. Though no final decision has been made, in order to have the option to convert to a REIT in 2017, the board has already elected to change from our previous fiscal year (ending September 30), to a fiscal year that follows the calendar year as is required of a REIT. This change went into effect January 1, 2017 and will require one-time additional auditing expenses of $120,000 which will be reflected in fiscal year 2017. Thus, this past quarter, and every quarter ended March 31 will now be the first quarter of our fiscal year. Finally, consistent with having the option to elect REIT status, we have contributed our mining reserves into a wholly owned subsidiary. Because the parent company still retains control of the land itself, the portion of the mining royalties' income that is not attributable to the reserves, but instead more closely resembles ground rents, will be retained by the parent company and will qualify as "REIT-able" income. The subsidiary will receive only the income attributable to the reserves it now controls. This structure is intended to assure that we will meet the asset and income tests applicable to REITs. These preliminary steps will not have a material impact on our operations if the Company does not elect REIT status.

Summary and Outlook

We are focused on building shareholder value through our real estate holdings. We accomplish this through the opportunistic acquisition of income producing properties, and the conversion of our non-income producing assets into income production. We have done this by (i) selling land that is not conducive to warehouse/office development (e.g. Windlass Run Residential Phase 2 land) and using the proceeds to acquire existing income producing warehouse/office buildings typically in a Section 1031 exchange (e.g. the Port Capital building purchase) and (ii) the construction of new warehouse/office buildings on existing pad sites in our developed business parks (e.g. new spec building at Patriot). Over the past five years, we have used this approach to convert
172 acres of non-income producing land into 766,216 square feet of income producing properties (excluding the recently completed spec building). This past quarter those properties had Net Operating Income of $1,319,000, accounting for over 23% of Asset Management's Net Operating Income.

During the remainder of this year, we expect to reach residential stabilization of Phase I (Dock 79) of RiverFront on the Anacostia and continue pre-development activities for Phase II with the expectation that we will break ground in the last quarter of this year or the first quarter of fiscal year 2018. Our biggest decision this year will be whether or not to convert this company into a Real Estate Investment Trust. As mentioned previously, we have taken steps to, at the very least, have the option. Impacting that decision will be weighing the benefits of REIT status against how it will impact our capital structure and any future projects, as well as any changes in the federal tax code.

Finally, as announced in March, our CEO Tom Baker resigned in order to become Vulcan Materials Company's Senior Vice President. We are grateful for his leadership, recognize that this was an opportunity he really couldn't refuse, and wish him nothing but the best as he starts this new chapter in his professional life. Taking over for Tom is John D Baker II. John was the CEO of this company prior to Tom from 2008-2010, and has been its chairman since. So while Tom will certainly be missed, he leaves your company in great shape and in more than capable hands.

Subsequent Events

Subsequent to the end of last quarter, we were informed by Vulcan Materials Company that Lee County issued Vulcan a Mine Operating Permit (MOP) for our section of their operations in Ft. Myers, the last of the permits required to begin mining this property. This action is the culmination of over twenty years of work to get this property fully entitled and allows Vulcan to begin production immediately. Vulcan's ability to finally realize the reserves at this site should positively impact revenue and income as it creates an opportunity to collect more than the minimums from this location.

Conference Call.

The Company will host a conference call on Tuesday, May 2, 2017 at 2:00 p.m.
(EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-859-8150 (pass code 31174) within the United States. International callers may dial 1-334-323-7224 (pass code 31174). Computer audio live streaming is available via the Internet through the Company's website at www.frpholdings.com. You may also click on this link for the live streaming http://stream.conferenceamerica.com/frp050217. For the archived audio via the internet, click on the following link http://archive. conferenceamerica.com/archivestream/frp050217.mp3. If using the Company's website, click on the Investor Relations tab, then select the earnings conference stream. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140. The passcode of the audio replay is 99720831. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

                     FRP HOLDINGS, INC. AND SUBSIDIARIES
                     -----------------------------------
                      CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands except per share amounts)
                                (Unaudited)


                                               THREE MONTHS ENDED
                                                   MARCH 31,
                                               ------------------
                                                 2017       2016
                                               -------    -------

Revenues:
  Rental revenue                               $ 6,283      6,089
  Mining Royalty and rents                       1,739      1,756
  Revenue - reimbursements                       1,300      1,770
                                               -------    -------
Total Revenues                                   9,322      9,615

Cost of operations:
  Depreciation, depletion and amortization       2,059      1,929
  Operating expenses                             1,001      1,531
  Property taxes                                 1,062      1,142
  Management company indirect                      469        496
  Corporate expenses (Note 4 Related Party)      1,327      1,008
                                               -------    -------
Total cost of operations                         5,918      6,106

Total operating profit                           3,404      3,509

Interest income                                      -          1
Interest expense                                  (248)      (415)
Equity in loss of joint ventures                  (771)       (86)
Gain on investment land sold                         -          -
                                               -------    -------

Income before income taxes                       2,385      3,009
Provision for income taxes                         942      1,189
                                               -------    -------

Net income                                     $ 1,443      1,820
                                               =======    =======

Earnings per common share:
  Basic                                        $  0.15       0.18
  Diluted                                      $  0.14       0.18

Number of shares (in thousands)
used in computing:
  -basic earnings per common share               9,931      9,853
  -diluted earnings per common share            10,001      9,893

Asset Management Segment:
------------------------
                                                 Three months ended March 31
                                           ---------------------------------------
(dollars in thousands)                       2017       %        2016       %       Change      %
                                           --------   -------   --------   -------   --------   -------
Rental revenue                             $  6,103     83.8%   $  5,958     78.7%   $    145      2.4%
Revenue-reimbursements                        1,182     16.2%      1,616     21.3%       (434)   -26.9%
                                           --------   -------   --------   -------   --------   -------

Total revenue                                 7,285    100.0%      7,574    100.0%       (289)    -3.8%

Depreciation, depletion and amortization      1,965     27.0%      1,835     24.2%        130      7.1%
Operating expenses                              895     12.3%      1,430     18.9%       (535)   -37.4%
Property taxes                                  737     10.1%        662      8.7%         75     11.3%
Management company indirect                     187      2.6%        224      3.0%        (37)   -16.5%
Corporate expense                               753     10.3%        520      6.9%        233     44.8%
                                           --------   -------   --------   -------   --------   -------

Cost of operations                            4,537     62.3%      4,671     61.7%       (134)    -2.9%
                                           --------   -------   --------   -------   --------   -------

Operating profit                           $  2,748     37.7%   $  2,903     38.3%   $   (155)    -5.3%
                                           ========   =======   ========   =======   ========   =======


Mining Royalty Lands Segment:
----------------------------
                                                 Three months ended March 31
                                           ---------------------------------------
(dollars in thousands)                       2017        %        2016        %
                                           --------   -------   --------   -------
Mining Royalty and rents                   $  1,739     98.7%      1,756     98.8%
Revenue-reimbursements                           23      1.3%         22      1.2%
                                           --------   -------   --------   -------
Total revenue                                 1,762    100.0%      1,778    100.0%

Depreciation, depletion and amortization         39      2.2%         31      1.8%
Operating expenses                               39      2.2%         39      2.2%
Property taxes                                   59      3.3%         59      3.3%
Corporate expense                                66      3.8%         75      4.2%
                                           --------   -------   --------   -------

Cost of operations                              203     11.5%        204     11.5%
                                           --------   -------   --------   -------

Operating profit                           $  1,559     88.5%   $  1,574     88.5%
                                           ========   =======   ========   =======


Land Development and Construction Segment:
-----------------------------------------
                                                 Three months ended March 31
                                           --------------------------------------
(dollars in thousands)                       2017           2016          Change
                                           --------       --------       --------
Rental revenue                             $    180            131             49
Revenue-reimbursements                           95            132            (37)
                                           --------       --------       --------

Total revenue                                   275            263             12

Depreciation, depletion and amortization         55             63             (8)
Operating expenses                               67             62              5
Property taxes                                  266            421           (155)
Management company indirect                     282            272             10
Corporate expense                               508            413             95
                                           --------       --------       --------

Cost of operations                            1,178          1,231            (53)
                                           --------       --------       --------

Operating loss                             $   (903)          (968)            65
                                           ========       ========       ========


Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation
G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report are net operating income (NOI). FRP uses these non-GAAP financial measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. These measures are not, and should not be viewed as, substitutes for GAAP financial measures.

Net Operating Income Reconciliation
Three months ended 03/31/17 (in thousands)
                                              Asset           Land         Mining            FRP
                                         Management    Development      Royalties       Holdings
                                            Segment        Segment        Segment         Totals
                                         ----------     ----------     ----------     ----------
Income (loss) from continuing operations      1,512         (1,007)           938          1,443
Income Tax Allocation                           988           (658)           612            942
                                         ----------     ----------     ----------     ----------
Inc. (loss) from continuing operations
  before income taxes                         2,500         (1,665)         1,550          2,385

Less:
  Lease intangible rents                          3              -
Plus:
  Unrealized rents                               39              -
  Equity in loss of Joint Venture                 -            762
  Interest Expense                              248              -
  Depreciation/Amortization                   1,965             55
  Management Co. Indirect                       187            282
  Allocated Corporate Expenses                  753            508
                                         ----------     ----------

Net Operating Income (loss)                   5,689            (58)


Net Operating Income Reconciliation
Three months ended 03/31/16 (in thousands)
                                              Asset           Land         Mining            FRP
                                         Management    Development      Royalties       Holdings
                                            Segment        Segment        Segment         Totals
                                         ----------     ----------     ----------     ----------
Income (loss) from continuing operations      1,505           (631)           946          1,820
Income Tax Allocation                           983           (410)           616          1,189
                                         ----------     ----------     ----------     ----------
Inc. (loss) from continuing operations
  before income taxes                         2,488         (1,041)         1,562          3,009

Less:
  Other income                                    -              1
  Lease intangible rents                          4              -
  Unrealized rents                               36              -
Plus:
  Equity in loss of Joint Venture                 -             75
  Interest Expense                              415              -
  Depreciation/Amortization                   1,835             63
  Management Co. Indirect                       224            272
  Allocated Corporate Expenses                  520            413
                                         ----------     ----------
Net Operating Income (loss)                   5,442           (219)


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